Exhibit 10.1

TERM LOAN NOTE

August 11, 2016

1.             Promise to Pay. For value received, _________, a Nevada corporation having its headquarters at ______ (the “Borrower”), promises to pay to Integrated Surgical Systems, Inc. (the “Holder”), with an office at 2425 Cedar Springs Rd, Dallas, TX 75201 (the “Payment Office”), in lawful money of the United States of America, the Loan Amount (herein defined), along with interest thereon at a rate per annum as set forth below and such other unpaid obligations owing from time to time hereunder (together the principal, interest and other obligations are referred to as the “Obligations”).

2.             (a)       Certain Defined Terms. The following terms as used in this promissory note (this “Note”) shall have the respective meanings set forth opposite such terms below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Applicable Rate” means a rate per annum equal to 8%.

“Borrower’ Business” means, a curated social media website business.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Fundamental Change” shall mean any of the following: (i) termination of the Borrower’s Business, or (ii) either _______. ceases to actively be involved in the day to day activity of the Borrower’s Business.

“Loan Amount” means the principal sum of One Hundred Fifty Thousand United States Dollars ($150,000.00) advanced upon execution of this Note, and an additional Three Hundred Fifty Thousand United States Dollars ($350,000.00) that shall be advanced by Holder only after ____ provides the mortgages in favor of the Holder as indicated in Section 6, plus the reasonable expenses of the Holder in creating this facility and obtaining the security interest of the mortgages, which will be added to the principle sum from time to time, as reflected on Schedule 1, and notified to the Borrower by the Holder.

“Maturity Date” means the earlier of (i) February 13, 2017 (or such earlier date on which this Note and the indebtedness evidenced hereby shall become due and payable in accordance with its terms), and (ii) the occurrence of a Fundamental Change.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(b)       Other Defined Terms. Other terms defined are in the other parts of this Note indicated below:

“Borrower”	Section 1
“Event of Default”	Section 8
“Holder”	Section 1
“Loan Amount”	Section 1
“Mortgage Documents”	Section 6
“Note”	Section 2(a)
“Obligations”	Section 1
“Payment Office”	Section 1

3.             Maturity Date. This Note shall mature on the Maturity Date.

4.             Scheduled Payments of Principal, Interest and Default Interest.

(a)       Borrower agrees to repay the outstanding principal amount evidenced by this Note on the Maturity Date.

(b)       The unpaid principal amount of this Note shall accrue interest, as of the date hereof, at the Applicable Rate, shall be payable on the Maturity Date, and shall be paid in cash.

(c)       Interest shall be calculated on the basis of a 360-day year based on the actual number of days during the period for which such interest is payable. If any payment on this Note becomes due and payable on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day. Payments of principal and interest on this Note shall be made to Holder at the Payment Office. Upon repayment in full of the loans, interest and other Obligations evidenced by this Note, the Borrower may require Holder to surrender this Note.

(d)       Each payment made hereunder will be applied, first, to the payment of any indemnified costs payable under Section 10(d) of this Note, then to the payment of accrued and unpaid interest, and the balance, if any, to the unpaid principal balance of this Note and any other Obligations evidenced hereby.

(e)       To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal amount of this Note shall bear interest from the date such Event of Default occurred until cured or waived, at the rate per annum equal to the Applicable Rate plus 5% per annum. Any interest accruing pursuant to this paragraph (e) shall be payable on demand.

5.             Prepayments. This Note may be prepaid in whole or in part, at any time or from time to time, without any penalty or premium, provided, that such prepayment shall be accompanied by accrued and unpaid interest on that portion of the Note being prepaid to the date of prepayment. Upon prepayment of part of the principal amount of this Note, the Borrower may require Holder to present this Note for notation on Schedule 2 hereto of such adjustment and payment.

6.             Collateral. The Obligations of Borrower under this Note shall be secured by a personal guarantee of _________, the President and the largest shareholder of the Borrower. The extension of the additional Loan Amount of $350,000 is subject to the provision of additional security of the Obligations through mortgages pursuant to mortgage documentation, reasonably acceptable to Holder, on the two condominiums owned by ____, located in Whistler, British Columbia, Canada (the “Mortgage Documents”). The guarantee of and the mortgages for the Obligations of the Borrower under this Note is being provided as an accommodation to Holder to extend the Loan Amount, which the Holder would not otherwise make to the Borrower.

7.             Covenants. The Borrower hereby covenants and agrees with the Holder that that so long as the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) under this Note remain outstanding, that Borrower not shall, without the prior written consent of Holder, sell, assign, transfer, encumber or otherwise dispose of all or any portion of the Borrower’s rights, title and interest in the Borrower or in its Business, except for (a) disposal of damaged, obsolete or worn out equipment, in each case in the ordinary course of the Borrower’s Business, (b) the sale or licensing of other intellectual property of the Borrower on an arms-length basis and in the ordinary course of the Borrower’s Business, and (c) investment securities of or rights in the Borrower or its Business sold or issued by the Company to __________.

8.             Events of Default. It shall constitute an event of default (“Event of Default”) of this Note if any one or more of the following shall occur for any reason:

(a)       any failure to pay principal and interest on this Note pursuant to Section 3, Section 4 (including any default interest as prescribed by Section 4(e)) or Section 5 after the same shall become due (whether by scheduled maturity, acceleration, demand or otherwise); or

(b)       any representation or warranty made or deemed made by or on behalf of either Borrower under or in connection with this Note or in the Mortgage Documents shall have been incorrect in any respect when made or deemed made;

(c)       The Borrower shall fail to perform or observe any term, covenant (including without limitation, any covenant under Section 7 of this Note) or agreement contained in this Note or the Mortgage Documents;

(d)       The Borrower or _____ shall (i) become insolvent or shall fail generally to pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver for itself or for a substantial part of his property or assets; or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for any Borrower or for a substantial part of any Borrower’s property or assets, or any Borrower shall make an assignment for the benefit of creditors; or (ii) be the subject of any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency act or law, state, federal or foreign, now or hereafter existing, whether voluntary or involuntary, which shall not have been dismissed within 60 days or an order for relief shall have been entered against such Borrower; or

(e)       Any Mortgage Document entered into in conjunction with the Loan shall at any time after its execution and delivery and for any reason cease: (1) to create a valid and perfected security interest in and to the property purported to be subject to such Mortgage Document with a priority as required by this Note; or (2) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrower or ______, or Borrower or ___________, as applicable, shall deny it/he has any further liability or obligation under any Mortgage Document, or Borrower or ___ shall fail to perform any of Borrower’s or ____ obligations under any Mortgage Document;

(f)       The occurrence of any event that could reasonably be expected to have a material adverse effect on the Borrower or ________ in respect of any of the obligations of this Note or under the guarantee or Mortgage Documents and the security interest provided thereby.

9.             Remedies. Upon the occurrence and during the continuance of an Event of Default, Holder shall have the right to, without notice to or demand on the Borrower, to declare the outstanding principal and all accrued and unpaid interest hereunder immediately due and payable, provided, that, upon the occurrence of an Event of Default specified in Section 8(d), all amounts owing under this Note shall immediately become due and payable. In addition to the right of acceleration, upon the occurrence of an Event of Default, Holder shall have any and all of the rights and remedies available at law or in equity.

10.           Miscellaneous Provisions.

(a)       This Note may not be amended or modified, and revision hereto shall not be effective, except by an instrument in writing executed by the Borrower and Holder.

(b)       Any notice or communication by the Borrower, on the one hand, or Holder on the other hand, to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), or overnight air courier guaranteeing next day delivery, to the others’ address set forth in Section 1 to this Note. Holder or the Borrower, by notice to the other party, may designate additional or different addresses for subsequent notices or communications. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(c)       Every provision of this Note is intended to be severable. In the event any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

(d)       The Borrower shall jointly and severally pay to Holder, on demand, all costs of administration, enforcement and collection (including without limitation, any fees, disbursements and other charges of primary and special counsel to Holder) of this Note, whether or not any action or proceeding is brought to enforce the provisions hereof.

(e)       No failure on the part of Holder to exercise, and no delay in exercising, any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof by Holder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy of Holder.

(f)       Headings at the beginning of each numbered Section of this Note are intended solely for convenience of reference and are not to be deemed or construed to be a part of this Note.

(g)       This Note may not be sold, transferred or otherwise hypothecated, in whole or in part by the Borrower. Any attempted sale, transfer or hypothecation of this Note in violation of this provision shall be null and void.

(h)       The obligations of the Borrower, including the Obligations, under this Note shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of this Note is rescinded or must be otherwise restored by Holder, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Borrower agrees that it will indemnify Holder on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by Holder in connection with any such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law. The provisions of this paragraph (h) shall survive the termination of this Note.

(i)       This Note shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects, including, but not limited to, the legality of the interest charged hereunder, by the statutes, laws and decisions of the State of New York without giving effect to such State’s conflicts of laws principles.

The Borrower hereby irrevocably consents to the venue and jurisdiction of the federal and state courts located in New York with respect to any proceeding which may be brought in connection with the Note. The Borrower hereby expressly and irrevocably waives the right to a trial by jury in any action or proceeding arising out of this Note. The Borrower waives any and all rights under the laws of the State of New York to object to the jurisdiction of, or the commencement of any such claim, action or proceeding in, the State courts of the State of New York or the federal courts of the State of New York as hereinabove set forth.

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IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first set forth above.

By:
Name	[Printed]:
Title:

Schedule 1

Principle Amount	Date of Extension of Credit	Aggregate Principle Amount Due	Notes

$150,000	August 11, 2016	$150,000	Loan extension
$3,500	August 11, 2016	$153,500	Expenses of first tranche – note, guarantee, corporate authorization

Schedule 2

Date of Payment	Principal Paid or Prepaid	Aggregate Principal Balance	Notation Made By